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                                                                      Exhibit 99
FOR IMMEDIATE RELEASE
May 5, 2000


                IVI CHECKMATE AND NATIONAL TRANSACTION NETWORK
                    ANNOUNCE EFFECTIVENESS OF REGISTRATION
                  STATEMENT AND SPECIAL MEETING OF NATIONAL
                       TRANSACTION NETWORK STOCKHOLDERS

[Atlanta, Georgia/Toronto, Canada/Westborough, Massachusetts] - IVI Checkmate Corp. (NASDAQ: CMIV); (TSE: IVC/IVI) and National Transaction Network, Inc. (OTCBB: NTRN) today announced that the registration statement related to the acquisition by IVI Checkmate Corp., through its wholly-owned subsidiary IVI Checkmate Inc., of all of the shares of National Transaction Network common stock that it does not presently own, had been declared effective by the Securities and Exchange Commission. IVI Checkmate Corp., through IVI Checkmate Inc., currently owns approximately 82% of National Transaction Network's 3,325,468 common shares outstanding.

National Transaction Network stockholders will be asked to approve the merger agreement and the merger at a special meeting scheduled for Tuesday June 13, 2000 in Atlanta, Georgia. The board of directors of National Transaction Network has designated May 1, 2000 as the record date for the special meeting.

IVI Checkmate is the third largest electronic transaction solutions provider in North America. The Company designs, develops and markets innovative payment and value-added solutions that optimize transaction management at the point-of-service in the retail, financial, hospitality, healthcare and transportation industries. IVI Checkmate's software, hardware and professional services minimize transaction costs, reduce operational complexity and improve profitability for its customers in the U.S., Canada and Latin America. For more information on IVI Checkmate, please visit our web site at www.ivicheckmate.com.

National Transaction Network, Inc., a subsidiary of IVI Checkmate, designs develops, integrates, markets and maintains electronic payment systems for use in retail applications. National Transaction Network software performs many of the tasks involved in electronic payment transactions, including the collection of payment-related data at the point of sale, secure transmission of data, authorization and collection of the completed transaction and final reporting of the transaction.

National Transaction Network and IVI Checkmate offer a single-source, end-to-end electronic payment solution to retailers at both store and corporate level.

CONTACTS:      L. Barry Thomson           John J. Neubert
               President & CEO            CFO/Executive Vice President
               IVI Checkmate Corp.        IVI Checkmate Corp.
               (770) 594-6000             (770) 594-6000